150303

150303

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Amendment to Certificate of Designation After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

Filed in the office of Barbara K. Cegavske Secretary of State State of Nevada	Document Number 20170467314-45
	Filing Date and Time 11/02/2017 9:46 AM
	Entity Number E0782682007-6

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations

(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

EPOXY, INC.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Series B Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the amendment to the rights of the Series B Preferred Stock and does hereby in this Amended Certificate of Designation (the "Amended Certificate of Designation") amend and herein state and express the designation, rights, preferences, powers, restrictions and limitations of such series of Preferred Stock as follows:

See Exhibit A hereto - "Amended Certificate of Designation"

5. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Exhibit A

AMENDED
CERTIFICATE OF THE DESIGNATIONS, POWERS, PREFERENCES AND RIGHTS OF THE SERIES B PREFERRED STOCK ($0.00001 PAR VALUE PER SHARE)

OF

EPOXY, INC.

A NEVADA CORPORATION

Pursuant to Section 79.1955 of Chapter 78 of the Nevada Revised Statutes, **EPOXY INC.**, corporation organized and existing under the State of Nevada (the "**Corporation**"), in accordance with the provisions thereof, does hereby submit the following:

WHEREAS, the Certificate of Amendment to the Articles of Incorporation of the Corporation (the "**Amended Certificate of Incorporation**") authorizes the issuance of up to 50,000,000 shares of preferred stock, par value $0.00001 per share, of the Corporation ("**Preferred Stock**") in one or more series, and expressly authorizes the Board of Directors of the Corporation (the "**Board**"), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series; and

WHEREAS, it is the desire of the Board to amend the Certificate of Designation of the Series B Preferred Stock on file with the Secretary of State of the State of Nevada to amend the rights, preferences and limitations of the shares of such series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the amendment to the rights of the Series B Preferred Stock and does hereby in this Amended Certificate of Designation (the "**Amended Certificate of Designation**") amend and herein state and express the designation, rights, preferences, powers, restrictions and limitations of such series of Preferred Stock as follows:

1. Designation and Amount.

This series of Preferred Stock shall be designated "**Series B Preferred Stock**" and the authorized number of shares constituting such series shall be **Fifteen Million (15,000,000)**. The par value of the Series B Preferred Stock shall be $0.00001 per share. Shares of the Series B Preferred Stock shall have a stated value of $0.00001 per share (the "**Stated Value**").

2. Dividends.

The holders of shares of Series B Preferred Stock shall not be entitled to receive any dividends.

3. Preferences on Liquidation.

Subject to the provisions of **Section 6(a)** below, in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the holders of shares of the Series B Non-Convertible Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, an amount equal to one dollar ($1.00) per share.

4. Voting Rights.

Except as otherwise required by law or by the Certificate of Incorporation and except as set forth in **Section 6(b)** below, the outstanding shares of Series B Preferred Stock shall vote together on all matters requiring a vote of the Corporation's shareholders, or where a vote of the Corporation's shareholders is requested, with the shares of Common Stock and other voting securities of the Corporation as a single class and, regardless of the number of shares of Series B Preferred Stock outstanding and as long as at least one of such shares of Series B Preferred Stock is outstanding, shall represent eighty percent (80%) of all votes entitled to be voted at any annual or special meeting of shareholders of the Corporation or action by written consent of shareholders. Each outstanding share of the Series B Preferred Stock shall represent its proportionate share of the 80% of all votes entitled to be voted (which shall include all common and preferred shares together as one class), which is allocated to the outstanding shares of Series B Preferred Stock.

5. Negative Covenants.

The Corporation will not, by amendment of the Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Incorporation and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series B Preferred Stock against impairment.

6. Ranking; Changes Affecting Series.

(a) The Series B Preferred Stock shall, with respect to distribution rights on liquidation, winding up and dissolution, (i) rank senior to any of the shares of Common Stock of the Corporation, and any other class or series of stock of the Corporation which by its terms shall rank junior to the Series B Preferred Stock, and (ii) rank junior to any other series or class of preferred stock of the Corporation and any other class or series of stock of the Corporation which by its term shall rank senior to the Series B Preferred Stock.

(b) So long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not (i) alter or change any of the powers, preferences, privileges or rights ofthe Series B Preferred Stock, or (ii) amend the provisions of this **Section 6**; in each case, without first obtaining the approval by vote or written consent, in the manner provided by law, of the holders of at least a majority of the outstanding shares of Series B Preferred Stock, as to changes affecting the Series B Preferred Stock.

7. No Redemption.

The shares of the Series B Preferred Stock are not redeemable.

8. Protection Provisions.

So long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by the Nevada Revised Statutes) of the Holders of at least a majority of the then outstanding shares of Series B Preferred Stock:

(a) alter or change the rights, preferences or privileges of the Series B Preferred Stock;

(b) alter or change the rights, preferences or privileges of any capital stock of the Corporation so as to affect adversely the Series B Preferred Stock;

(c) create any new class or series of capital stock having a preference over the Series B Non-Convertible Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined, "**Senior Securities**");

(d) create any new class or series of capital stock ranking *pari passu* with the Series B Non-Convertible Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined, "**Pari Passu Securities**");

(e) increase the authorized number of shares of Series B Preferred Stock;

(f) issue any shares of Series B Preferred Stock other than pursuant to the Securities Purchase Agreement with the original parties thereto;

(g) issue any additional shares of Senior Securities; or

(h) redeem, or declare or pay any cash dividend or distribution on, any Junior Securities.

If holders of at least a majority of the then outstanding shares of Series B Preferred Stock agree to allow the Corporation to alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock pursuant to subsection (a) above, then the Corporation shall deliver notice of such approved change to the Holders of the Series B Preferred Stock that did not agree to such alteration or change (the "**Dissenting Holders**").

9. Merger, Consolidation, Etc.

(a) If at any time or from time to time there shall be (i) a merger, or consolidation of the Corporation with or into another corporation, (ii) the sale of all or substantially all of the Corporation's capital

stock or assets to any other person, (iii) any other form of business combination or reorganization in which the Corporation shall not be the continuing or surviving entity of such business combination or reorganization, or (iv) any transaction or series of transactions by the Corporation in which in excess of 50 percent of the Corporation's voting power is transferred (each, a "**Reorganization**"), then as a part of such Reorganization, provision shall be made so that the holders of the Series B Preferred Stock shall thereafter be entitled to receive the same kind and amount of stock or other securities or property (including cash) of the Corporation, or of the successor corporation resulting from such Reorganization.

(b) The provisions of this **Section 9** are in addition to and not in lieu of the provisions of **Section 2** hereof.

10. No Impairment.

The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designation and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred Stock against impairment.

11. Lost or Stolen Certificates.

Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Corporation, or (z) in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date.

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its Authorized Officer this October 27th, 2017.

EPOXY INC.

By: /s/ Dave Gasparine
Name: Dave Gasparine
Title: Secretary, Treasurer and Director